Exhibit 3.1

ARTICLES OF AMENDMENT OF JX Luxventure Limited Reg. No. 52900

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in
accordance with Section 5 of the
NON RESIDENT	Business Corporations Act on

December 27, 2024 /s/ Peggy Yeung Peggy Yeung Deputy Registrar

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

JX LUXVENTURE LIMITED

PURSUANT TO SECTION 90 OF THE MARSHALL ISLANDS BUSINESS

CORPORATIONS ACT

The undersigned, Sun Lei, the Chief Executive Officer of JX Luxventure Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended (“BCA”), hereby certifies that:

1. The name of the Corporation is JX Luxventure Limited.

2. The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on January 26, 2012. The Articles of Incorporation were amended by Articles of Amendment filed on March 22, 2012; were subsequently amended and restated in their entirety on October 30, 2012, and were further amended on October 31, 2014, February 3, 2017, June 21, 2021, October 4, 2021 and April 25, 2023 (the “Restated Articles”).

3. Article I of the Restated Articles shall hereby be deleted and replaced in its entirety with the following:

“The name of the Corporation is “JX Luxventure Group Inc.”

4. Section 5 of Article IV of the Restated Articles shall hereby be deleted and replaced in its entirety, stating the following:

“Effective upon the filing of these Articles of Amendment (the “Effective Time”), every four (4) shares of the Corporation’s Common Stock then issued and outstanding shall automatically, and without any action of the Corporation or any holder thereof, be combined, converted, and changed into one (1) validly issued and non-assessable share of Common Stock without any change of the par value per share or the total authorized number of shares of capital stock the Corporation is authorized to issue. No fractional shares shall be issued, and in lieu of issuing any such fractional shares, shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share of Common Stock, and shareholders who would otherwise be entitled to receive fractional shares will instead receive a whole share of Common Stock.”

5. All other provisions of the Restated Articles shall remain unchanged.

6. These Articles of Amendment to the Restated Articles were approved on December 20, 2024, by the resolutions of the Board of Directors, acting by unanimous written consent and by written consent of holders of a majority of voting capital stock of the Corporation, in lieu of a meeting, in accordance with Section 67(1) of BCA and the Restated Articles.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 24 day of December, 2024.

/s/ Sun Lei
Sun Lei
Chief Executive Officer

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